Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)

(Form Type)

THE J. M. SMUCKER COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	5.900% Fixed Rate Senior Unsecured Notes due 2028	457(r)	$750,000,000	99.956%	$749,670,000	$147.60 per $1 million	$110,651.29
	Debt	6.200% Fixed Rate Senior Unsecured Notes due 2033	457(r)	$1,000,000,000	99.935%	$999,350,000	$147.60 per $1 million	$147,504.06
	Debt	6.500% Fixed Rate Senior Unsecured Notes due 2043	457(r)	$750,000,000	99.077%	$743,077,500	$147.60 per $1 million	$109,678.24
	Debt	6.500% Fixed Rate Senior Unsecured Notes due 2053	457(r)	$1,000,000,000	99.288%	$992,880,000	$147.60 per $1 million	$146,549.09
	Total Offering Amounts					$3,484,977,550		$
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$514,382.68

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $3,500,000,000.